Exhibit 99.4

Non-GAAP Disclosures
Funds From Operations
June 30, 2003

     Funds from Operations (“FFO”) is a non-GAAP financial measure. We believe FFO, as defined by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), to be an appropriate measure of performance for an equity REIT, for the reasons, and subject to the qualifications, specified in paragraph (a) below.

     The following table reflects the reconciliation of FFO to net income available for common shares, the most directly comparable GAAP measure, for the periods presented:

	For the three months ended					For the six months ended

	6/30/2003	3/31/2003	12/31/2002	9/30/2002	6/30/2002	6/30/2003	6/30/2002

	(Dollars in thousands except, per share data)
Net income available for Common Shares	$149,861	$141,717	$171,632	$168,178	$166,481	$291,578	$367,832
Add back (deduct):
Net income allocated to minority interests in EOP Partnership	18,527	17,314	20,485	20,266	21,171	35,841	48,454
Net gain on sale of unconsolidated joint venture	—	—	—	—	(150)	—	(429)
Real estate related depreciation and amortization (including Equity Office’s share of unconsolidated joint ventures)	185,905	181,482	179,523	176,799	180,791	367,387	356,164
Real estate related depreciation and amortization less net (gain) / loss on sales of real estate included in discontinued operations	(44,109)	(5,628)	(6,354)	(2,943)	(1,973)	(49,737)	4,938

Funds from Operations (a)	$310,184	$334,885	$365,286	$362,300	$366,320	$645,069	$776,959

CASH FLOW PROVIDED BY (USED FOR):
Operating Activities	$298,950	$251,587	$342,241	$406,488	$363,639	$550,537	$642,220
Investing Activities	127,251	(56,569)	(37,399)	(22,408)	(32,250)	70,682	144,980
Financing Activities	($431,929)	(190,166)	(701,905)	(228,786)	(334,987)	(622,095)	(548,081)

Net (decrease) increase in cash and cash equivalents	($5,728)	$4,852	($397,063)	$155,294	($3,598)	($876)	$239,119

Reconciliation of diluted earnings per share to diluted funds from operations per share:
Net income available for Common Shares	$0.37	$0.35	$0.42	$0.40	$0.40	$0.72	$0.88
Real estate related depreciation and amortization (including Equity Office’s share of unconsolidated joint ventures)	0.41	0.40	0.39	0.38	0.38	0.81	0.75
Real estate related depreciation and amortization less net (gain) / loss on sales of real estate included in discontinued operations	(0.10)	(0.01)	(0.01)	(0.01)	—	(0.11)	0.01

Funds from operations available for Common Shares (b)	$0.69	$0.73	$0.79	$0.77	$0.78	$1.42	$1.64

Weighted average Common Shares, Units and common share equivalents outstanding - Diluted	452,010,570	459,301,852	461,366,371	469,764,728	472,610,590	455,646,938	472,726,956

(a)	FFO is defined as net income, computed in accordance with GAAP, excluding gains (or losses) from sales of properties (which we believe includes impairments on properties held for sale), plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. We believe that FFO is helpful to investors as one of several measures of the performance of an equity REIT. We further believe that by excluding the effect of depreciation and gains (or losses) from sales of properties (all of which are based on historical costs which may be of limited relevance in evaluating current performance), FFO can facilitate comparison of operating performance between equity REITs. Investors should review FFO along with GAAP net income available for Common Shares and cash flow from operating activities, investing activities and financing activities, when trying to understand an equity REIT's operating performance. Equity Office computes FFO in accordance with standards established by NAREIT, which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than Equity Office. FFO does not represent cash generated from operating activities in accordance with GAAP, nor does it represent cash available to pay distributions and should not be considered as an alternative to net income, determined in accordance with GAAP, as an indication of Equity Office's financial performance, or to cash flow from operating activities, determined in accordance with GAAP, as a measure of Equity Office's liquidity, nor is it indicative of funds available to fund Equity Office’s cash needs, including its ability to make cash distributions.

(b)	FFO per share may not total the sum of the per share components in the reconciliation due to rounding.

Ratio of Earnings to Combined Fixed Charges and Preferred Distributions (c)	1.6	1.6	1.8	1.8	2.0	1.6	1.9

     The term “earnings” is the amount resulting from adding and subtracting the following items. Add the following: (a) Pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, (b) fixed charges, (c) amortization of capitalized interest, (d) distributed income of equity investees, and (e) our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges. From the total of the added items, subtract the following: (a) interest capitalized, (b) preference security dividend requirements of consolidated subsidiaries and (c) the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. Equity investees are investments that we account for using the equity method of accounting.

     The term “fixed charges and preferred distributions” means the sum of the following: (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, (c) an estimate of the interest within rental expense, and (d) preference security dividend requirements of consolidated subsidiaries.

(c)	The presentation of this ratio is required by the SEC and is calculated in accordance with the definition provided by the SEC.

19